                                                                    Exhibit 10.5

Confidential Treatment. The portions of this exhibit that have been replaced with "[*****]" have been filed separately with the Securities and Exchange Commission and are the subject of a request for confidential treatment.

================================================================================

                          MANAGEMENT SERVICES AGREEMENT

                                     BETWEEN

                   UNIVERSITY OF FLORIDA TISSUE BANK, INC. AND

                            SOFAMOR DANEK GROUP, INC.

================================================================================

[CONFIDENTIAL]

                          MANAGEMENT SERVICES AGREEMENT

                                TABLE OF CONTENTS

ARTICLE I COMMITMENTS AND LICENSES ........................................  -2-
       Section 1.1 Exclusive Commitments ..................................  -2-
       Section 1.2 License of UFTB Marks ..................................  -2-

ARTICLE II UFTB PRODUCTS ..................................................  -3-
       Section 2.1 UFTB Product Specifications ............................  -3-
       Section 2.2 UFTB Products Warranties ...............................  -4-
       Section 2.3 Processing Capacity ....................................  -5-

ARTICLE III MANAGEMENT SERVICES IN CONNECTION WITH UFTB PRODUCTS ..........  -5-
       Section 3.1 Danek's Management Services on Behalf of UFTB ..........  -5-
       Section 3.2 Ordering and Shipping Procedures .......................  -9-
       Section 3.3 Initial Exclusivity Fees Paid by Danek ................. -13-
       Section 3.4 Management Services Fees to be Paid by UFTB ............ -13-
       Section 3.5 Packaging Specifications ............................... -17-
       Section 3.6 Delivery; Right to Use ................................. -18-
       Section 3.7 Rejected Product ....................................... -18-
       Section 3.8 Taxes .................................................. -20-

ARTICLE IV CERTAIN AGREEMENTS OF UFTB AND DANEK ........................... -21-
       Section 4.1 Inspections ............................................ -21-
       Section 4.2 Regulatory Filings ..................................... -21-
       Section 4.3 Ownership of Intellectual Property Rights .............. -21-
       Section 4.4 Rights of First Refusal ................................ -22-

ARTICLE V TERM AND TERMINATION ............................................ -22-
       Section 5.1 Term ................................................... -22-
       Section 5.2 Early Termination ...................................... -22-
       Section 5.3 Accrued Obligations .................................... -23-


                                       (i)

ARTICLE VI INDEMNIFICATION ................................................ -23-
       Section 6.1 Indemnification by Danek ............................... -23-
       Section 6.2 Indemnification By UFTB ................................ -23-
       Section 6.3 Survival of Obligations ................................ -24-

ARTICLE VII MISCELLANEOUS ................................................. -24-
       Section 7.1 Entire Agreement ....................................... -24-
       Section 7.2 Amendments ............................................. -24-
       Section 7.3 Governing Law; Jurisdiction ............................ -24-
       Section 7.4 Force Majeure .......................................... -24-
       Section 7.5 Severability ........................................... -25-
       Section 7.6 Waiver ................................................. -25-
       Section 7.7 No Third Party Beneficiaries ........................... -26-
       Section 7.8 Notices ................................................ -26-
       Section 7.9 Assignment ............................................. -27-
       Section 7.10 Headings .............................................. -27-
       Section 7.11 Counterparts .......................................... -27-

Schedule A      CURRENT PRODUCTS
Schedule 2.1    SPECIFICATIONS FOR UFTB PRODUCTS
Schedule 2.3    PROCESSING CAPACITY
Schedule 3.4(d) FULL PROCESSING COSTS


                                      (ii)

                          MANAGEMENT SERVICES AGREEMENT

      THIS MANAGEMENT SERVICES AGREEMENT (this "Agreement") effective July 23, 1996, by and between THE UNIVERSITY OF FLORIDA TISSUE BANK, INC. ("UFTB"), a Florida non-profit corporation, and SOFAMOR DANEK GROUP, INC., an Indiana corporation ("Danek").

                              W I T N E S S E T H:

      WHEREAS, UFTB is a Direct Support Organization of The University Of
Florida.

      WHEREAS, UFTB's role as a Direct Support Organization of The University of Florida will be significantly enhanced through the relationship with Danek as agreed herein.

      WHEREAS, UFTB and Danek each acknowledge that the processing and use of human tissue for human transplantation purposes is in the public interest and in the interest of medicine generally and that the entering into of this Agreement will enhance these interests through facilitating the availability of processed allograft bone and/or tissue for use in spinal and cranial medical procedures and thereby advancing the medical and scientific application thereof.

      WHEREAS, UFTB and Danek each desire that UFTB (i) process allograft bone and/or tissue for use in spinal and cranial medical procedures (the "Current Products") and future line extensions of the Current Products (together, the "CFTB Products") and (ii) distribute such UFTB Products in conjunction with exclusive worldwide management services provided by Danek, all in accordance with the terms and subject to the conditions contained herein. A list of all Current Products is set forth on the attached Schedule A.

      WHEREAS, UFTB and Danek each desire that all UFTB Products processed for distribution throughout the world (the "Territory") shall be subject to Danek's management services.

      NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, Danek and UFTB hereby agree as follows:

                                    ARTICLE I

                             COMMITMENTS AND LICENSE

      Section 1.1 Exclusive Commitments. UFTB hereby agrees to exclusively permit Danek to perform Management Services (as defined in Section 3.1 hereof) in connection with all UFTB Products processed and distributed by UFTB in the Territory, and Danek hereby agrees to perform Management Services in connection with all UFTB Products processed and distributed by UFTB in the Territory, subject to the terms and conditions of this Agreement.

      Section 1.2 License of UFTB Marks. During the term of this Agreement, UFTB grants to Danek a royalty-free, non-transferable license to use the mark "University of Florida Tissue Bank" (the "UFTB Mark") in the Territory in connection with Danek's provision of Management Services.

                                   ARTICLE II

                                  UFTB PRODUCTS

      Section 2.1 UFTB Product Specifications. All Current Products to be distributed by UFTB using Danek's Management Services (as defined in Section 3.1 hereof) shall conform to and otherwise comply with the specifications set forth in Schedule 2.1 hereto, as such Schedule 2.1 may be amended from time to time by mutual written agreement of the parties (the "UFTB Product Specifications"). If any UFTB Product that is not a Current Product is distributed by UFTB pursuant to this Agreement, the parties hereto shall negotiate in good faith to amend
Schedule 2.1 as provided in the preceding sentence to set forth the specifications for such UFTB Product, and such UFTB Product shall conform to and otherwise comply with the UFTB Product Specifications. If regulatory approval is found to be required for any part or all of the UFTB Product Specifications in any country located in the Territory and should such regulatory approval be refused, modified or withdrawn by the applicable regulatory authorities in the Territory, UFTB shall promptly notify Danek of such refusal, modification or withdrawal and the parties shall negotiate in good faith to amend appropriately the UFTB Product Specifications; provided, however, that in the event of any such refusal, modification or withdrawal, UFTB may refuse to process or distribute the affected UFTB Product, and/or Danek may refuse to provide Management Services in connection with such UFTB Product, pending the resolution of such regulatory matter. In the event of any such refusal, modification or withdrawal, UFTB shall use its best efforts to favorably and promptly resolve such regulatory matter, which best efforts shall include, but not be limited to, full communication to Danek of all information and correspondence, except for materials subject to the attorney-client privilege, relating to any issues raised by such refusal, modification or withdrawal and full participation with Danek in connection with the resolution of such regulatory matter.

      Section 2.2 UFTB Products Warranties.

      (a) Compliance With Laws and Specifications. UFTB warrants that the UFTB Products will be processed, packaged, stored and shipped (i) biomechanically suitable for use in cranial and spinal medical procedures in which human tissue is needed to replace human tissue and (ii) in conformity in all respects with all applicable federal, state and local laws, rules and regulations relating thereto, including particularly the Federal Food, Drug and Cosmetic Act and the National Organ Transplant Act, the Guidelines of the American Association of Tissue Banks (the "Guidelines") and the UFTB Product Specifications pursuant to
Section 2.1 hereof UFTB warrants that the packaging of UFTB Products will be in conformity in all respects with the Packaging Specifications described in
Section 3.5 hereof.

      (b) Authority; Licenses. UFTB further warrants that it is fully authorized to enter into and perform this Agreement, that the UFTB Products and any manuals prepared by UFTB in connection with the UFTB Products and made available to recipients of the UFTB Products (the "UFTB Customers") will not violate or infringe upon any common law or statutory rights of any third party, and that UFTB is the owner of all rights in and to the UFTB Mark. To the extent that UFTB has proprietary rights in any form of intellectual property that may relate to the performance of the Management Services by Danek, UFTB grants a non-exclusive license with respect to such rights so as to permit all such activity. This express license grant shall not be construed to limit implied licenses otherwise granted to Danek or UFTB's customers under applicable law.

      (c) Incorporated Materials. UFTB warrants that it has full right and authority to incorporate all materials (e.g., human tissue) into the UFTB Products and that such raw materials shall be in full compliance with all applicable federal, state and local laws, rules and regulations, the Guidelines and with the UFTB Product Specifications.

      Section 2.3 Processing Capacity.

      (a) UFTB Current Products. Schedule 2.3 sets forth UFTB's current as well as projected processing capacity for each of the Current Products by UFTB, in terms of the number of units that may be processed, packaged and delivered by UFTB per month. The projected processing capacity shows UFTB's anticipated expanded process capacity after upgrading its processing systems upon receipt of the Initial Exclusivity Fee pursuant to Section 3.3 hereof.

      (b) Other UFTB Products. If any UFTB Product that is not a Current Product is processed pursuant to this Agreement, the parties hereto shall amend Schedule
2.3 by mutual agreement to set forth the information required by Section 2.3(a) with respect to such product, and using, to the extent reasonably practicable and appropriate, the capacity information with respect to the Current Product as to which such product is an extension.

                                   ARTICLE III

              MANAGEMENT SERVICES IN CONNECTION WITH UFTB PRODUCTS

      Section 3.1 Danek's Management Services on Behalf of UFTB.

      (a) Danek's Rights and Responsibilities. Danek shall have the exclusive responsibility to facilitate the distribution of the UFTB Products to UFTB Customers in accordance with this Agreement (the "Management Services"). The Management Services shall be comprised of (i) the installation of computer hardware and Danek's proprietary software at UFTB's Alachua, Florida facility (the "UFTB Facility") that will facilitate the transfer of information concerning the UFTB Products between the parties (the "UFTB Product System"), which UFTB Product System shall be subject to Danek's standard license agreement, (ii) the provision, either through employees, or agents of Danek of customer service to UFTB Customers (e.g., responding to questions UFTB customers may have concerning how the UFTB Products were processed and the various surgical applications for which they are designed),
(iii) the facilitation of the shipment of UFTB Products to UFTB Customers in accordance with Sections 3.1(c) and 3.2 hereof and (iv) the marketing of the aforementioned Management Services, which marketing may be combined with marketing for separate Danek product lines and services; provided, however, that the UFTB Products will be distributed by UFTB separately from any Danek distributed products. Upon mutual agreement of the parties and subject to separate written agreements, Danek may also provide UFTB Product design, professional management information system and computer programming and installation Support services. Danek reserves the right to develop, at its sole discretion, non-exclusive management arrangements for the UFTB Products with selected third parties which third parties will provide Management Services subject to all of the covenants made by Danek hereunder.

      (b) Market Opportunity Estimates.

            (i) Quarterly Forecast Dates. Each September 15, December 15, March 15 and June 15 shall be a "Quarterly Forecast Date."

            (ii) Forecasts. To assist UFTB in estimating market opportunities for UFTB Products, Danek will on each Quarterly Forecast Date, beginning with [June 15, 1996], provide to

UFTB a forecast of its estimate of the number of units of UFTB Products that will be obtained by UFTB Customers in the Territory including the following information:

            (A) a monthly forecast for each month of the three-month period (months one, two and three) beginning with the month following the month in which the forecast is delivered (the "First Three Months Forecast") setting forth Danek's estimate of the quantity of units of each UFTB Product for which a market opportunity exists in each month covered by the forecast;

            (B) a quarterly forecast for the three-month period (months four, five and six) following the months covered in the First Three Months Forecast (the "Second Quarter Forecast") setting forth Danek's estimate of the quantity of units of each UFTB Product for which a market opportunity exists in the quarter covered by the forecast;

            (C) a quarterly forecast for the three-month period (months seven, eight and nine) following the quarter covered in the Second Quarter Forecast (the "Third Quarter Forecast") setting forth Danek's estimate of the quantity of units of each UFTB Product for which a market opportunity exists in the quarter covered by the forecast; and

            (D) a quarterly forecast for the three-month period (months ten, eleven and twelve) following the quarter covered in the Third Quarter Forecast (the "Fourth Quarter Forecast") setting forth Danek's estimate of the quantity of units of each UFTB Product for which a market opportunity exists in the quarter covered by the forecast.

      UFTB shall be required to provide to UFTB Customers 100% of the quantity of the requirements of each UFTB Product forecasted for each month of the First Three Months Forecast. The quantity of UFTB Products set forth in the Second Quarter Forecast, the Third Quarter Forecast and the Fourth Quarter Forecast, shall be for informational purposes only and shall not bind the parties in any way; provided, that UFTB shall use its best efforts to supply quantities of UFTB Product required by UFTB Customers in excess of quantities set forth in the forecasts.

            (iii) UFTB's Non-Compliance with Forecast. UFTB shall notify Danek within five (5) days of discovery that it will be unable to supply the number of units of UFTB Products that

Danek forecasted under any First Three Months Forecast. In such case, UFTB will assist Danek to develop or find an alternate source of the affected UFTB Product for the time period during which UFTB is unable to supply the affected UFTB Product.

      (c) Procedures for Receiving UFTB Customer Instructions. Danek shall be responsible for receiving UFTB Customers' shipping instructions containing shipping requirements for the UFTB Products sought to be obtained by such UFTB Customers (the "UFTB Customer Instructions") throughout the Territory in accordance with Section 3.2 hereof UFTB will maintain records of its transfers of the UFTB Products in accordance with generally accepted accounting principles.

      (d) Distribution of UFTB Products. Danek will use its best efforts to actively support the distribution and use of the UFTB Product consistent with Danek's standards. Danek shall offer commission rates to Danek's agents and independent representatives with respect to the UFTB Products distributed to UFTB Customers as the result of Danek's Management Services hereunder equal to or greater than the commission rates offered to such agents and independent representatives on any product that Danek may then be marketing that is deemed by Danek to be a device that competes with the UFTB Products, it being understood that any device that is listed in Danek's current catalogue is not a device that competes with the UFTB Products.

      (e) No Warranties. In connection with its provision of Management Services, Danek agrees that it will give no warranties or representations as to the UFTB Products on behalf of UFTB, including without limitation, as to quality, durability, merchantability, fitness for a particular use or purpose or any other features of the UFTB Products being distributed by UFTB pursuant to UFTB Customer Instructions. To ensure Danek's compliance with this Section 3.1(e), Danek shall, prior to publication, deliver, for UFTB's review, advertising or other materials associated with the distribution of the UFTB Products or the use of the UFTB Mark or the relationship between Danek and UFTB or The University of Florida and Danek and not previously published by Danek. If UFTB responds within forty eight (48) hours (excluding weekends and holidays) of UFTB's receipt of such proposed materials with reasonable requests for amending the materials to ensure Danek's compliance with this Section 3.1(e) or with an appropriate description of Danek's relationship between UFTB or The University of Florida, Danek shall endeavor to incorporate those changes. If UFTB either approves the materials or fails to respond within forty-eight (48) hours of receipt of the materials sought to be approved, Danek will be free to use the materials as originally provided to UFTB.

      (f) Forfeiture of Exclusivity. If during the Contract Year (as defined in
Section 3.3(b) hereof) ending June 30, 1999, or any Contract Year ending after that date, the total quantity of UFTB Products subject to Instructions is less than [*****], Danek would forfeit its exclusivity to provide Management
Services for the following Contract Year. All other rights, terms and conditions of this Agreement would continue in force. However, if Danek's exclusivity to provide Management Services is forfeited under this paragraph for two consecutive years, UFTB shall have, as its remedy, the fight to terminate the Agreement upon one hundred eighty (180) calendar days written notice.

      Section 3.2 Ordering and Shipping Procedures.

      (a) Submission of UFTB Customer Instructions with Danek. UFTB Customers shall submit UFTB Customer Instructions for UFTB Products with Danek in Danek's role as exclusive Management Services provider. To the extent that an UFTB Customer requests information concerning the purchase, sale or service of UFTB Products from UFTB directly, UFTB will direct


[CONFIDENTIAL]
such inquiry to Danek's customer service telephone number, which number shall be answered by a Danek customer service representative at Danek's headquarters in Memphis Tennessee. If Danek's customer service representative determines that the inquiry involves a service question that may be handled more expeditiously by one of Danek's independent agents rather than through Danek's headquarters office, (i.e., because of geographic proximity, expertise, etc.) that inquiry will be directed to that agent. In the case of a customer seeking to receive UFTB Products, the representative will verify, via the UFTB Product System (as defined in Section 3.1 (a)(i) above), inventory availability, pricing and shipment details for the UFTB Products ordered by the UFTB Customer.

      (b) Receipt and Resubmission of UFTB Customer Instructions by Danek. Upon receipt of UFTB Customer Instructions, Danek shall cause, via the UFTB Product System, such UFTB Customer Instructions to print at the UFTB Facility, which UFTB shall accept; provided however, that UFTB may refuse acceptance of the UFTB Customer Instructions, (i) if UFTB has experienced an event of force majeure pursuant to Section 7.4 hereof, but only to the extent the event of force majeure results in the inability of UFTB to supply UFTB Products, or (ii) to the extent the UFTB Customer Instructions require quantities in excess of quantities that UFTB is obligated to provide pursuant to Section 3.1(b) under the then prevailing forecasts provided by Danek pursuant to Section 3.1(b) hereof, provided, however that in the event of a refusal of acceptance of UFTB Customer Instructions under this clause (ii), such refusal shall be limited to the extent of such excess and UFTB shall, in accordance with provisions of Section 3.1(b) hereof, use its best efforts to provide the products and quantities so ordered.

      (c) Contents and Priority of UFTB Customer Instructions. The UFTB Customers Instructions submitted by Danek to UFTB in accordance with Section 3.2(b) shall set forth the quantity of units of each UFTB Product required to be shipped by UFTB to UFTB Customers, and the date (or dates) by which such deliveries are requested by the UFTB Customer to be made. Such UFTB Customer Instructions may be submitted by UFTB Customers only in accordance with Section 3.2(a) hereof Danek agrees that UFTB Customer Instructions relating to Current Products that are submitted by physicians practicing in hospitals affiliated with the University of Florida shall be granted priority over other UFTB Customers if shortages of such Current Products exist; provided, however, that UFTB shall be required to first fulfill any preexisting commitments as the result of UFTB Customer Instructions submitted by other UFTB Customers before granting such priority.

      (d) Effect of UFTB Customer Instructions. In no event shall the use of any form of UFTB Customer Instructions, invoice, shipping document, confirmation or waybill be effective to vary, alter, modify or substitute for the terms and conditions of this Agreement. All UFTB Customer Instructions shall be subject to, and shall be deemed to incorporate, all terms and conditions of this Agreement, which may be amended or waived only in accordance with Sections 7.2 and 7.6 hereof, respectively.

      (e) Acknowledgment of UFTB Customer Instructions. All UFTB Customer Instructions placed by Danek pursuant to this Agreement shall be accepted by UFTB within ten calendar days, except to the extent acceptance of any UFTB Customer Instructions is refused pursuant to Section 3.2(b) hereof. In such acceptance, or by other advance communication, which shall be communicated via the UFTB Product System, UFTB shall notify Danek of (i) the anticipated date of release for shipment of the UFTB Products related to the particular UFTB Customer Instructions, and (ii) the date of shipment of the UFTB Products related to the particular UFTB Customer Instructions. Upon the Shipment of UFTB Products subject to UFTB Customer Instructions, UFTB shall provide Danek with a copy of the invoice sent to the UFTB Customer, which invoice shall set forth (i) the amount invoiced for each UFTB Product subject to the UFTB Customer Instructions, (ii) the quantity of each UFTB Product subject to the UFTB Customer Instructions and (iii) a reference to the fact that Danek is acting on behalf of UFTB as a Management Service Provider and as such any questions regarding the UFTB Products subject to UFTB Customer Instructions should be directed to Danek. Danek shall guarantee the payment of all invoices sent to UFTB Customers (other than physicians practicing in hospitals affiliated with the University of Florida) for UFTB Products subject to UFTB Customer Instructions. If Danek is unable to collect payment from UFTB Customers for such invoices within one (1) year of the date of shipment of applicable UFTB Products subject to UFTB Customer Instructions, Danek shall remit payment of such invoice to UFTB, less the appropriate Management Services fees owed to Danek.

      (g) Failure to Meet Shipping Schedule. If UFTB discovers that it will be unable to meet the required shipping schedule as set forth in any UFTB Customer Instructions for any UFTB Product, UFTB shall promptly notify Danek. If UFTB reasonably believes that such inability will result in a failure to deliver such UFTB Product within 30 days of the required shipping date (as set forth in such UFTB Customer Instructions), UFTB will assist Danek to develop or find an alternate source of such UFTB Product for the time period during which UFTB is unable to supply the UFTB Product.

      Section 3.3 Initial Exclusivity Fee Paid by Danek. For the Management Services exclusivity and other rights granted hereby to Danek by UFTB, Danek paid UFTB the one-time sum of Two Million Five Hundred Thousand Dollars ($2,500,000) on July 23, 1996, which fee has been and shall be used only for purposes of fulfilling UFTB's obligations under this Agreement and for no other purpose.


      Section 3.4 Management Services Fees to be Paid by UFTB.

      (a) Amount of Management Services Fees. The management fees to be paid to Danek by UFTB for the Management Services provided hereunder (the "Management Services Fees") shall be payable with respect to all UFTB Customer Instructions submitted by Danek to UFTB according to the following:

            (i) For Contract Years beginning on the date of this Agreement and ending prior to July 1, 1992, the Management Services Fee shall be eighty percent (80%) of the actual net invoiced amount (as determined in accordance with Section 3.4(c)) from UFTB to UFTB Customers for the particular UFTB Products subject to UFTB Customer Instructions submitted by Danek to UFTB during such Contract Years;

            (ii) For Contract Years commencing after June 30, 1998, the Management Services Fee shall be seventy percent (70%) of the actual net invoiced amount from UFTB to UFTB Customers for the particular UFTB Products subject to UFTB Customer Instructions submitted by Danek to UFTB during such Contract Years. For each Contract Year commencing after June 30, 1998, Danek will guarantee UFTB that the actual net invoiced amount from


[CONFIDENTIAL]
                  to UFTB Customers for UFTB Products subject to UFTB Customer Instructions submitted by Danek to Danek during such Contract Year less the Management Services Fee payable in connection with such UFTB Products will equal [*****] of such UFTB Products or Danek will refund the difference to UFTB from the Management Services Fees.

      (b) Contract Year. For purposes of this Agreement, "Contract Year" shall mean each consecutive twelve-month period beginning on July 1 and ending June 30 during the term of this Agreement.

      (c) Net Invoiced Amount. As the Exclusive Management Services provide to UFTB, Danek will maintain a unique relationship with the market place for UFTB Products and is therefore obligated to consult with UFTB on establishing and publishing the net invoiced amount for Current Products to be paid by UFTB Customers. Likewise any new UFTB Product that is not a Current Product will have its net invoiced amount established by UFTB after consultation with Danek. Changes in net invoiced amounts for any UFTB Product may be modified during the term of this Agreement upon the mutual agreement of the parties.

      (d) Full Processing Costs. "Full Processing Costs" for each unit of the Current Products are set forth on Schedule 3.4(d) hereto. Full Processing Cost is defined as the sum of direct processing costs, plus an appropriate share of applicable indirect processing cost. Full Processing Cost is the cost at which completed Current Product should be carried in inventory by UFTB. It is also the cost that should be recorded as cost of transfer when Current Products are distributed by UFTB to UFTB Customers.


[CONFIDENTIAL]

      Direct processing cost includes direct labor and direct material costs. Direct labor cost is defined as all labor directly associated with transforming or adding value to the Current Products. Such labor includes fabrication, processing, process or machine tending, assembly, packaging, and on line inspection labor. Direct material cost is defined as direct material that becomes a physical part of the cost object and those materials that are consumed during processing that can be specifically identified with that cost object. Material cost should include packing supplies necessary to deliver goods to customers.

      Indirect processing cost are costs which cannot be specifically identified with a single cost object in an economically feasible manner. Indirect processing cost includes such costs as indirect labor, repairs and maintenance, indirect materials and supplies, depreciation, insurance, and property taxes. Indirect processing cost also may be referred to as processing overhead.

      Costs incurred by UFTB from affiliates of UFTB shall only be included within the Full Processing Costs to the extent of actual direct cost of such affiliate notwithstanding any other pricing arrangement between UFTB and such affiliate. If any UFTB Product that is not a Current Product is processed pursuant to this Agreement, the parties hereto shall negotiate in good faith to amend Schedule 3.4(d) by mutual agreement to set forth the Full Processing Costs for each unit of such product and using, to the extent reasonably practicable and if such UFTB Product is an extension of a Current Product, the Full Processing Cost information with respect to the Current Product as to which such UFTB product is an extension.

      On or before May 15, 1998 and on or before May IS in each subsequent Contract Year, UFTB shall provide in writing to Danek a copy of such Schedule 3.4(d) amended to reflect any increases or reductions in the Full Processing Cost (calculated in the same manner that Schedule

3.4(d) was originally calculated) for the next Contract Year, and shall provide Danek with detailed cost analysis, including supporting schedules, together with justifiable assumptions relating to increases or decreases in costs which would support changes in the costs set forth on such Schedule for the then current Contract Year. Each party expects, and UFTB will use its best efforts to ensure, that the average percentage increase in such direct costs will not exceed the percentage increase of the Index (as defined below) in the corresponding period of time. The "Index" shall mean the Department of Labor, Bureau of Statistics, Producer Price Index, Pharmaceutical Preparations, Proprietary (Over-the-Counter) -- 0636 Commodity Code.

      In the event that either Danek or UFTB discovers or develops a more efficient manner of processing an UFTB Product, and such manner of processing would or is reasonably likely to result in a reduction of Direct Processing Cost associated with such product, each party will notify the other of such manner of processing, and at the request of Danek, UFTB will use its best efforts to utilize such manner of processing. Reductions in the cost of processing such UFTB Product will be directly reflected in reductions in Full Processing Costs.

      (e) Danek's Audit Rights. UFTB shall keep complete and accurate books and records in connection with the calculation of Full Processing Costs for the UFTB Products as well as for verifying the amounts invoiced by UFTB to UFTB Customers for UFTB Products. Danek shall be permitted access to such books and records during normal business hours and upon reasonable business hours during the term of this Agreement in order to verify UFTB's compliance with the terms of the Agreement and to permit Danek to satisfy its obligations under this Agreement, including, but not limited to, determining the identities of any UFTB Customer that fails to pay payment of invoices so that Danek can guarantee UFTB Customer payments to UFTB in accordance with Section 3.2(e) hereof Danek shall have the right (no more often than once yearly and in any event within three years after the close of the month to which the audit relates) to have an audit performed during normal business hours and upon reasonable notice to UFTB of such books and records by an independent certified public accounting firm mutually acceptable to the parties for the sole purpose of verifying the correct and accurate payment of Management Service Fees which shall be the sole matter reported by such accounting firm to Danek. The fees and expenses of the accounting firm performing such verification shall be borne by Danek, except in the event that Full Processing Costs are overstated by more than $100,000 for such year or in the event that the actual net invoiced amounts are understated by more than $100,000 for such year, whereupon such fees and expenses shall be borne by UFTB. UFTB shall within 60 days of the results of such audit provide for payment of amounts which are overpaid, unless a bona fide dispute exists as to the results of such audit.

      (f) Payments in U.S. Dollars. All payments required by this Agreement shall be made in United States Dollars.

      (g) UFTB Customer Payments. Payment terms related to shipments of UFTB Products to UFTB Customers shall be net 30 days from the later of the date of invoice or the date of shipment.

      (h) Management Services Fee Payments. Payment to Danek by UFTB of Management Service Fees shall be made within ten (10) days from UFTB's receipt of payment of an invoice during the term of this Agreement with respect to UFTB Customers Instructions submitted by Danek.

      Section 3.5 Packaging Specifications. UFTB shall supply all packaging and labeling information and designs, including without limitation all artwork and pharmacological information, usage instructions and warnings to be applied to each UFTB Product (the "Packaging

Specifications"). Specifically, the Packaging Specifications shall include the requirement that each UFTB Product be hermetically sealed or vacuum sealed with bottle and stopper after processing. Once a UFTB Product is supplied and initially packaged by UFTB, Danek will not, without UFTB's concurrence, remove, alter or modify any Packaging Specifications of such UFTB Product except in the case of Danek's own internal use.

      Section 3.6 Delivery; Right to Use.

      (a) Shipping. Danek shall issue customer shipping instructions to UFTB for the UFTB Product in accordance with the UFTB Customer Instructions, using Danek's or the UFTB Customer's choice of carriers FOB at the plant at which the UFTB Product is processed.

      (b) Certificate of Analysis. At the time of shipment by UFTB of any UFTB Product processed by UFTB pursuant to UFTB Customer Instructions, a Certificate of Analysis (as defined herein) shall be delivered to Danek at the address set forth in Section 7.8 hereof and to the UFTB Customer along with the invoice delivered in connection with such shipment of UFTB Product. A "Certificate of Analysis" is a certificate, signed on behalf of UFTB, certifying that the shipped UFTB Product conforms to the UFTB Product Specifications and the UFTB Product Warranties set forth in Section 2.2 hereof, and providing the results of the tests that demonstrate that such product so conforms.

      (c) Right to Use. All right to use and risk of loss to any UFTB Product shall pass to the UFTB Customer upon a common carrier accepting possession or control of such UFTB Product.

      Section 3.7 Rejected Product.

      (a) Procedure for Rejection. Within thirty (30) days after a UFTB Customer's receipt of any shipment of UFTB Product, Danek shall notify UFTB in writing if a UFTB Customer chooses to reject all or any part of such shipment of UFTB Product or, failing such notification, unless such product has a latent defect, the UFTB Customer shall be deemed to have accepted such shipment for purposes of payment for it. With respect to latent defects, Danek shall promptly notify UFTB after a UFTB Customer's discovery thereof, and such UFTB Customer shall have the right to reject such product. Any notification of rejection should be for valid technical or packaging reasons and shall state the basis for the rejection. A replacement shipment of such product so required by a UFTB Customer shall be made by UFTB as soon as practicable using reasonable efforts (but no later than thirty (30) days after UFTB receives such notification), or as soon thereafter as the raw materials are available to UFTB for the processing of such replacement product. Such replacement product shall be invoiced by UFTB and paid for by the UFTB Customer at the same fee as was the rejected shipment.

      (b) Effect of Rejection. The UFTB Customer shall not be obligated to pay and Danek shall not be obligated to guarantee payment for any rejected shipment of UFTB Product shipped to UFTB Customers which fails to meet the UFTB Product Specifications or the Packaging Specifications or otherwise breaches the UFTB Product Warranties set forth in Section 2.2 hereof. The UFTB Customer shall not be obligated to pay in full and Danek shall not be obligated to guarantee payment for any shipment of the UFTB Product rejected by a UFTB Customer. UFTB shall have fifteen (15) days within which to notify Danek and the UFTB Customer in writing of UFTB's objection to such rejection, and the parties shall thereafter promptly submit the issue to an independent laboratory in accordance with subparagraph (c) below.

      (c) Testing to Resolve Conflicting Test Results. If there is a conflict between the test results of UFTB and the test results of Danek or a UFTB Customer with respect to any UFTB

Product, an adequate sample of same shall be submitted by the party having possession thereof to an independent laboratory acceptable to both parties for testing against the UFTB Product Specifications under procedures employed in the UFTB Product Specifications. The test results obtained by such laboratory shall be final with respect to the obligations of the UFTB Customer to pay and of Danek to guarantee payment for such UFTB Product. The fees and expenses of such laboratory testing shall be borne entirely by the party against whom such laboratory's findings are made. If the laboratory's findings are in favor of UFTB, the UFTB Customer shall pay UFTB for the rejected UFTB Products under the terms listed in Section 3.4 hereto.

      (d) Return or Disposal of Rejected UFTB Products. UFTB shall make arrangement with Danek for the return or disposal, at UFTB's option, of any shipment of any rejected UFTB Product. The return shipping charges or disposal costs for such rejected shipment of Product shall be paid by UFTB and, in the event of agreement of the parties or a laboratory determination hereunder that such rejected shipment does meet the UFTB Product Specifications, or in the event of agreement of the parties that such rejected shipment does meet the Packaging Specifications, the UFTB Customer shall promptly reimburse UFTB for such shipping charges or disposal costs.

      (e) No Waiver. No acceptance or rejection of product or determination of compliance for purposes of this Section 3.7 shall serve to waive any rights under Article VI.

      Section 3.8 Taxes. Taxes and any and all other tariffs and duties or excise, sales or use, value added or other taxes or levies imposed upon UFTB in connection with the process and distribution of the UFTB Products shall be paid by UFTB.

                                   ARTICLE IV

                      CERTAIN AGREEMENTS OF UFTB AND DANEK

      Section 4.1 Inspections. UFTB shall permit a representative of Danek to inspect, at reasonable times and at a reasonable frequency, those processing facilities and methods and operations used by UFTB in connection with the UFTB Products as considered necessary or desirable by Danek for the purpose of observing compliance with the undertakings set forth in Article II hereof. No such observation shall serve to waive any rights of Danek hereunder.

      Section 4.2 Regulatory Filings. UFTB shall fulfill all reporting and other requirements of applicable regulatory agencies with respect to the UFTB Products. Danek shall cooperate in preparing any such filings to the extent reasonably requested by UFTB.

      Section 4.3 Ownership of Intellectual Property Rights.

      (a) Intellectual Property Rights. For purposes of this Agreement, "Intellectual Property Rights" means all works, including literary works, pictorial, graphic and sculptural works, architectural works, works of visual art, and any other work that may be the subject matter of copyright protection; advertising and marketing concepts; trademarks; information; data, formulas; designs; models; drawings; computer programs; including all documentation, related listings, design specifications and flowcharts, trade secrets and any inventions including all processes, machines, manufactures and compositions of matter and any other invention that may be the subject matter of patent protection; and all statutory protection obtained or obtainable thereon.

      (b) Ownership of Intellectual Property Rights. All Intellectual Property Rights relating to the UFTB Products shall be owned or obtained under license by UFTB (subject to grants of licenses referred to herein); provided, however, that nothing in this Section 4.3 shall be construed or interpreted as granting in any manner or way any rights to UFTB in any Intellectual Property Rights of Danek, including, but not limited to any Intellectual Property rights to the UFTB Product System installed by Danek at UFTB's Alachua, Florida facility in accordance with Section 3.1 hereof.

      Section 4.4 Rights of First Refusal. UFTB agrees that if UFTB makes available for distribution any product, or develops any technology, relating to spinal or cranial medical procedures (other than the UFTB Products which are subject to this Agreement), then Danek shall be promptly notified by UFTB with sufficient details relating thereto to enable Danek to evaluate such products or technology. Thereafter, Danek shall have a right of first refusal to obtain such product or license such technology on the best terms and conditions offered by UFTB. Danek shall have a period of sixty (60) days within which to accept such offer to obtain such product or license such rights.

                                    ARTICLE V

                              TERM AND TERMINATION

      Section 5.1 Term. The term of this Agreement shall commence as of the date hereof and shall continue until the twenty-fifth anniversary of the date hereof unless terminated earlier in accordance with Section 5.2.

      Section 5.2 Early Termination. Either party hereto may terminate this Agreement (a) due to a material breach by the other party of any of its obligations or covenants hereunder upon 30 calendar days' notice to the breaching party if such breaching party fails to remedy such breach within such 30 calendar days, or if such breach cannot be remedied within such 30 calendar days, only if such breaching party has not undertaken good faith efforts to remedy such breach or (b) the insolvency or filing for bankruptcy by the other party. This Agreement may not be terminated without cause except as specifically provided herein or by the mutual written agreement of the parties.

      Section 5.3 Accrued Obligations. In the event that this Agreement is terminated due to the breach of either party pursuant to Section 5.2 hereof, the duties and obligations of the breaching party which have accrued prior to termination, including without limitation, the obligation to process and deliver quantities of the UFTB Products for which Instructions have been validly issued prior to notice of termination and the correlative obligation to pay for such quantities, shall not be released or discharged by such termination.

                                   ARTICLE VI

                                 INDEMNIFICATION

      Section 6.1 Indemnification by Danek. Subject to UFTB's indemnification obligations pursuant to Section 6.2 hereof, Danek shall indemnify and hold UFTB harmless from any and all losses, damages, liabilities, costs and expenses, including, without limitation, reasonable attorneys fees and court costs, that may result from any demand, claim or litigation relating to, resulting from or out of the provision of Management Services by Danek.

      Section 6.2 Indemnification By UFTB. UFTB shall indemnify and hold Danek harmless from any and all losses, damages, liabilities, costs and expenses, including, without limitation, reasonable attorneys fees and court costs, that may result from any demand, claim or litigation relating to, resulting from or arising out of (i) the failure of any UFTB Product to comply with the UFTB Product Specifications, (ii) a breach by UFTB of any warranty, representation or covenant made by UFTB, including a breach by UFTB of the UFTB Products warranties set forth in Section

2.2 hereof; (iii) the failure of the packaging related to any UFTB Product to comply with the Packaging Specifications; or (iv) the distribution by UFTB of the UFTB Products.

      Section 6.3 Survival of Obligations. The respective obligations of the parties hereto pursuant to Article VI shall survive the termination of this Agreement.

                                   ARTICLE VII

                                  MISCELLANEOUS

      Section 7.1 Entire Agreement. This Agreement, together with the exhibits and schedules hereto constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede any prior expression of intent or agreement of the parties with respect thereto.

      Section 7.2 Amendments. This Agreement shall not be modified, altered, or amended except by an agreement in writing signed by duly authorized representatives of each of the parties hereto.

      Section 7.3 Governing Law; Jurisdiction. This Agreement shall be governed by the laws of the State of Florida (regardless of the laws that might otherwise govern under applicable principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies. The parties agree to submit to personal jurisdiction and to waive any objection as to venue and forum non convenes in the federal or state courts of the State of Florida.

      Section 7.4 Force Majeure. Neither party shall be liable for nonperformance or delay in performance due to and to the extent resulting from an event of force majeure, including without limitation: any act of god; regulation or law of any government; war, riot, or civil commotion; destruction of production facilities or materials by fire, earthquake or storm; strike or other labor disturbances; epidemic; failure of public utilities or common carriers; or any limitation, requirement or prohibition imposed or required by the United States Food and Drug Administration or any other governmental agency asserting jurisdiction with regard to the UFTB Products. In case any of the foregoing occurrences should in any manner hinder either party hereto from fulfillment of its obligations specified in this Agreement, said party shall promptly give written notice to the other party. In the event that UFTB has experienced an event of force majeure, and as a result hereof is unable to supply Danek with any UFTB Product, Danek may procure that UFTB Product from another manufacturer.

      Section 7.5 Severability. In the event that any part of this Agreement shall for any reason be finally adjudged by a court of competent jurisdiction or determined by a governmental body to be invalid or unenforceable, then, unless such part is deemed material by either or both parties, this Agreement shall continue in effect and such part shall be excised herefrom. If either party determines that such part hereof found to be invalid or unenforceable is material to the operation or performance of this Agreement, then such party may, by written notice to the other party, request that the parties attempt to renegotiate this Agreement to alleviate or eliminate any difficulty caused to such party by such invalidity or unenforceability.

      Section 7.6 Waiver. No failure or delay on the part of either party to enforce any provision of this Agreement or to exercise any right granted hereby shall operate as a waiver thereof unless or until the right to enforce any such provision or to exercise any such right has been waived in writing by such party. Any waiver of any provision hereof or right hereunder shall be effective only in accordance with its terms and may be restricted in any way. No waiver of any provision hereof or any right hereunder shall constitute a waiver of a continuance or reoccurrence of the failure to perform, except as provided in such waiver.

      Section 7.7 No Third Party Beneficiaries. This Agreement shall be construed to be for the benefit of the parties hereto only and shall confer no right or benefit upon any other Person.

      Section 7.8 Notices. Any notice, report or consent required or permitted by this Agreement to be given or delivered shall be in writing and shall be deemed given or delivered if delivered in person, or sent by registered or certified mail, postage prepaid, return receipt requested, or sent by telecopy (if confirmed), as follows:

            If to Danek:

                  Sofamor Danek Group, Inc.
                  1800 Pyramid Place
                  Memphis, Tennessee 38132
                  Attention: President and Chief Operating Officer
                  Telecopy: 901-344-1570

            with a copy to:

                  Vice President and General Counsel
                  Sofamor Danek Group, Inc.
                  1800 Pyramid Place
                  Memphis, Tennessee 38132
                  Telecopy: 901-344-1576

            If to UFTB:

                  University of Florida Tissue Bank, Inc.
                  1 Progress Boulevard
                  Box 31
                  Alachua, Florida 32615
                  Attention: President and Chief Operating Officer
                  Telecopy: 904-462-5131
            with a copy to:

                  Ms. Susan Collingwood
                  Associate General Counsel
                  University of Florida College of Medicine
                  P.O. Box 100215
                  Gainesville, Florida 32610
                  Telecopy: 352-392-6482

Any such notice, report or consent shall be effective upon delivery if given or delivered in person, or upon receipt if sent by telecopy which is confirmed, or on the third business day following mailing if mailed. Either party hereto may change its address for purposes hereof by giving the other party written notice of such change as above provided.

      Section 7.9 Assignment. Neither party may assign its rights and obligations hereunder without the prior written consent of the other party. No permitted assignment hereunder shall be deemed effective until the assignee shall have executed and delivered an instrument in writing reasonably satisfactory in form and substance to the other party pursuant to which the assignee assumes all of the obligations of the assigning party hereunder. The parties acknowledge, however, that UFTB is currently considering the formation of a subsidiary for-profit corporation to conduct the business, legal and financial affairs contemplated by this Agreement, to which for-profit corporation UFTB could or may assign intellectual property rights and all other rights and properties necessary to fulfill the obligations to Danek and to which, subject to Danek's approval, this Agreement could or may be assigned.

      Section 7.10 Headings. The table of contents and the headings of the various articles and sections hereof are for convenience of reference only, shall not be deemed to be a part hereof, and shall not affect the meaning or construction of any provision hereof.

      Section 7.11 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when signed by each of the parties hereto.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized representatives on this __ day of November, 1996 and effective July 23, 1996.

UNIVERSITY OF FLORIDA TISSUE BANK, INC.

By: /s/ James M. Grooms
    -----------------------------------

Name:__________________________________

Title:_________________________________

Date:__________________________________


SOFAMOR DANEK GROUP, INC.

By: /s/ James J. Gallogly
    -----------------------------------

Name: James J. Gallogly

Title: President

Date:__________________________________

                                   SCHEDULE A

                                CURRENT PRODUCTS

                           Cancellous Cortical Strips

                              ACE Fibula Shafts(1)

                             Femoral Cortical Shafts

                              Tibia Cortical Shafts

                            Fibula Cortical Shafts(1)

                  Humeral Cortical Shafts Cortical Bone Screws

                         Smith-Robinson Cortical Blocks

                         Cervical Cortical Tapered Screw

                 MD Series (MD-I, MD-II, MD-III) of threaded and
                           non-threaded tissue dowels

----------
(1) The exclusive rights to these UFTB Products are subject to exclusive distribution rights granted to third parties, which distribution rights shall be disclosed by UFTB to Danek within ten (10) days of the date of this Agreement.

                                  SCHEDULE 2.1
                        SPECIFICATIONS FOR UFTB PRODUCTS

      The Specifications for certain of the UFTB Products are set forth on the attached Exhibit A to this Schedule 2.1. If specifications are not provided for any particular Current Product, UFTB shall provide such specification within ninety (90) days of the date of this Agreement. [Was Exhibit A ever attached? Were additional specifications provided?]

                                  SCHEDULE 2.3
                               PROCESSING CAPACITY

      UFTB shall provide its current and projected processing capacity for each of the Current Products within ninety (90) days of the date of this Agreement. [Has UFTB provided Danek information concerning this capacity?]

                                 SCHEDULE 3.4(d)
                              FULL PROCESSING COSTS

      UFTB shall identify the Full Processing Costs within ninety (90) days of the date of this Agreement [Has UFTB provided Danek with the Full Processing Costs?]

                          [Letterhead of SOFAMOR DANEK]

                                                         JIM GALLOGLY
                                                         President and
                                                         Chief Operating Officer

                                 January 2, 1998

Mr. Jamie Grooms
President & Chief Executive Officer
University of Florida Tissue Bank, Inc.
One Innovation Drive
Alachua, FL 32615

               RE: Management Services Agreement

Dear Mr. Grooms:

      Please allow this letter to serve as an amendment to the 1996 Management Services Agreement, as amended on April 21, 1997 ("Agreement") between Sofamor Danek Group, Inc. ("Sofamor Danek") and the University of Florida Tissue Bank, Inc. ("UFTB").

Section 3.4(h) of the Agreement is amended to read as follows:

      Management Services Fee Payments. Payment to Sofamor Danek by UFTB of Management Services Fees shall be made on the sixteenth (16th) day of the second month following the month during which UFTB received payment of an invoice with respect to UFTB Customer's Instructions submitted by Sofamor Danek pursuant to this Agreement. Notwithstanding the previous sentence of this Section 3.4(h), if the amount of Management Services Fees due to Sofamor Danek in any given month during the term of this Agreement exceeds the total accounts receivable due and payable to UFTB from UFTB Customers ("UFTB Customer Accounts Receivable"), then the amount of the payment

Mr. Jamie Grooms
January 2, 1998
Page 2


      required pursuant to this Section 3.4(h) shall be no greater than the UFTB Customer Accounts Receivable; provided, however, if at the end of any month during the term of the Agreement, UFTB has on hand cash and unencumbered cash equivalents greater than One Million Dollars ($1,000,000), then the payment by UFTB to Sofamor Danek of Management Services Fees on the 16th day of the next calendar month shall be increased by the amount that such cash and unencumbered cash equivalents exceeds One Million Dollars ($1,000,000); provided, however, that during the term of this Agreement UFTB shall not be obligated to pay Sofamor Danek an amount greater than all of the Management Services Fees owed to Sofamor Danek plus interest as specified below, plus any amount required to be paid to Sofamor Danek pursuant to Section 3.4(i). In the event that on the 16th day of any month during the term of this Agreement UFTB does not pay to Sofamor Danek all Management Services Fees due and payable to Sofamor Danek, then the unpaid amount of said Management Services Fees shall accrue interest on a daily basis at the rate of twelve percent (12%) per annum.

      On the 16th day of each month during the term of this Agreement, UFTB shall provide the following reports to Sofamor Danek (i) all Management Services Fees being paid to Sofamor Danek, together with a listing of all UFTB invoice numbers applicable to those Management Services Fees; (ii) all unpaid Management Services Fees due to Sofamor Danek from UFTB; (iii) all UFTB Customer Accounts Receivable due to UFTB from customers of UFTB products; (iv) all cash and unencumbered cash equivalents held by UFTB at the end of the previous calendar month; and (v) those required by Section 3.4(i).

Mr. Jamie Grooms
January 2, 1998
Page 3


The Agreement is hereby amended to add a new Section 3.4(i):

      3.4(i). Monthly SR Inventory Service Fee. Each month during the term of this Agreement that UFTB completes a SR set forecasted by SDG, Sofamor Danek will pay to UFTB an amount equal to twenty percent (20%) of the retail selling price of each such SR set ("Service Fee"). Upon the sale of any such SR set or sets, the amount of the Service Fee applicable to such SR set or sets shall be refunded to Sofamor Danek by UFTB.

      On the sixteenth (16th) day of any month during the term of this Agreement, UFTB shall submit to Sofamor Danek a report that lists (i) all SR sets completed during the immediately preceding calendar month, (ii) all SR sets sold during the immediately preceding calendar month, (iii) the retail selling price of each SR set completed and each SR set sold during the immediately preceding calendar month and (iv) the amount of the Service Fee to be paid to UFTB and to be refunded to Sofamor Danek for the immediately preceding calendar month. If the amount of the Service Fee to be paid to UFTB exceeds the amount of the Service Fee to be refunded to Sofamor Danek, then the amount of that excess shall reduce the amount of the Management Services Fees payable to Sofamor Danek pursuant to Section
      3.4 (h). If the amount of the Service Fee to be refunded to Sofamor Danek exceeds the amount of the Service Fee to be paid to UFTB, than the amount of that excess shall be added to Management Services Fees payable to Sofamor Danek pursuant to Section 3.4(h).

Mr. Jamie Grooms
January 2, 1998
Page 4


      If these amendments are agreeable to you, please sign both of these originals and return one.

                                          Very truly yours,


                                          /s/ James J. Gallogly
                                            James J. Gallogly

JJG/dg

AGREED TO AND ACCEPTED:

UNIVERSITY OF FLORIDA TISSUE BANK, INC.


/s/ Jamie M. Grooms
-----------------------------------
Jamie M. Grooms
President & Chief Executive Officer

                          [Letterhead of SOFAMOR DANEK]

                                                         JIM GALLOGLY
                                                         President and
                                                         Chief Operating Officer

                                 April 21, 1997

Mr. Jamie M. Grooms
President & Chief Executive Officer
University of Florida Tissue Bank, Inc.
1 Progress Boulevard
Alachua, Florida 32615

               Re: Management Services Agreement

Dear Mr. Grooms:

      Please allow this letter to serve as an amendment to the Management Services Agreement between Sofamor Danek Group and UFTB ("Agreement"). The purpose of this amendment will be to recognize UFTB's right to reimbursement for the following items:

      1. UFTB's actual cost for product liability and general liability insurance that is attributable to the Management Services Fees portion of UFTB revenues.

      2. The State of Florida tissue bank fee/tax of .005 that is attributable to the Management Services Fees portion of UFTB revenues.

      3. Effective December 1, 1996, the cost that UFTB incurs to hire an accounts receivable employee who will be responsible for accounts receivable related to UFTB revenues generated from the UFTB Products covered by the Agreement. Additionally, the cost that UFTB will incur to hire an additional accounts receivable employee who will be responsible for accounts receivable, which employee will be hired during the calendar quarter that UFTB revenues related to this Agreement reaches an annualized level of $50,000,000.

Mr. Jamie M. Grooms
April 21, 1997
Page Two


      4. The second sentence of Section 3.4(a)(ii) of the Agreement is hereby deleted from the Agreement.

      UFTB will be paid its actual costs for those items listed above by showing the specific cost thereof and deducting it from the amounts payable to Sofamor Danek under the terms of the Agreement.

      If these amendments are agreeable to you, please sign both of these originals and return one to me for our files.

                                          Very truly yours,


                                          /s/ James J. Gallogly
                                            James J. Gallogly

JJG:mb

AGREED TO AND ACCEPTED:

UNIVERSITY OF FLORIDA TISSUE BANK, INC.


/s/ Jamie M. Grooms
-----------------------------------
Jamie M. Grooms
President & Chief Executive Officer

                             ASSIGNMENT AND ASSUMPTION OF
                            MANAGEMENT SERVICES AGREEMENT

     THIS ASSIGNMENT AND ASSUMPTION OF MANAGEMENT SERVICES AGREEMENT (the "Assignment") is made and entered into this 23rd day of January, 1998, by and between UNIVERSITY OF FLORIDA ORTHOPAEDIC TISSUE BANK, INC., d/b/a UNIVERSITY OF FLORIDA TISSUE BANK, INC., a Florida not-for-profit corporation ("Assignor"), and REGENERATION TECHNOLOGIES, INC., a Florida for-profit corporation ("Assignee").

                                 W I T N E S S E T H:

     WHEREAS, Assignor and Assignee are parties to that certain Patent License Agreement, dated January 23, 1998 (the "License Agreement"), pursuant to which Assignor has agreed to license to Assignee the patents or pending patents listed in Exhibit "A" attached hereto and made a part hereof on the condition that Assignee meets certain financing goals; and

     WHEREAS, pursuant to the License Agreement, Assignor has agreed to assign to Assignee all of Assignor's right, title and interest in, and all of its obligations under, that certain Management Services Agreement, by and between Assignor and Sofamor Danek Group, Inc. ("SDG"), a copy of which is attached as Exhibit "B" (the "SDG Contract") (with certain exceptions) upon the terms and conditions set forth herein; and

     WHEREAS, pursuant to the License Agreement, Assignee has agreed to accept such assignment and to assume all of the obligations of Assignor under the SDG Contract (with certain exceptions) upon the terms and conditions set forth herein; and

     WHEREAS, Assignor is willing to assign the SDG Contract and Assignee is willing to accept such assignment of the SDG Contract and to assume all obligations of Assignor under the SDG Contract upon the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties hereto agree as follows:

     1. RECITALS. The recitals set forth above are true and correct in all respects and are incorporated herein as fully as if set forth herein verbatim.

     2. ASSIGNMENT AND ASSUMPTION OF SDG CONTRACTS. Assignor hereby assigns, transfers, conveys and delivers to Assignee all of Assignor's right, title and interest in, to and under the SDG Contract, effective on the Effective Date of this Assignment described in Paragraph 4 below, except as otherwise provided in Paragraph 3 below. Assignee hereby assumes all of the obligations, terms and covenants set forth in the SDG Contract to be observed and performed by Assignor and agrees to be bound by the terms, conditions and covenants of the SDG Contract arising from and after the Effective Date, except as otherwise provided in Paragraph 3 below.

     3. EXCEPTIONS FROM ASSIGNMENT. Assignor shall retain and shall not assign hereunder the following rights and obligations under the SDG Contract (terms defined in the SDG Contract have the same meanings in this Paragraph
3), as set forth in the following Sections of the SDG Contract:

          (a) SECTION 1.2. Assignor shall retain the obligation to grant a license to Danek to use the UFTB Mark.

          (b) SECTION 2.1. Assignor shall retain the right to approve any amendments to Schedule 2.1.

          (c) SECTION 2.2(b). Assignor shall remain the owner of all rights in and to the UFTB Mark.

          (d) SECTION 2.3(b). Assignor shall retain the right to approve any amendments to Schedule 2.3.

          (e) SECTION 3.1(e). Assignor shall retain the right to review and respond to Danek regarding any advertising using the UFTB Mark or the relationship between Danek and Assignor or Danek and the University of Florida.

          (f) SECTION 3.1(f). Assignor shall retain the right to terminate the SDG Contract in accordance with Section 3.1(f) of the SDG Contract.

          (g) SECTION 3.4(d). Assignor shall retain the right to approve any amendments to Schedule 3.4(d).

          (h) SECTION 3.5. Assignor shall retain the right to approve any changes to the Packaging Specifications.

          (i) SECTION 4.2. Assignor shall retain the right to approve any reporting or other requirements with respect to the UFTB Products.

          (j) SECTION 4.3(b). Assignor shall retain ownership of all Intellectual Property Rights relating to the UFTB Products.

     4. EFFECTIVE DATE. The assignment and assumption described in this Assignment shall be effective on the effective date of the license granted pursuant to the License

Agreement (the "Effective Date"). In the event that the license granted pursuant to the License Agreement does not become effective, then the assignment hereunder shall not become effective.

     5. TERMINATION AND BREACH. Any termination of the License Agreement shall cause a simultaneous termination of this Assignment, without any further action by Assignor or Assignee. Assignee acknowledges that Assignor may terminate the License Agreement (which shall also cause a termination of this Assignment) upon any material breach of this Assignment by Assignee. A breach by Assignee of any of the obligations under the SDG Contract assumed by Assignee hereunder shall be a material breach of this Assignment. During the term of this Assignment, Assignor shall have the right at any reasonable time to review Assignee's records to determine whether Assignee is complying with all obligations of the SDG Contract assigned hereunder, and to confirm with SDG representatives Assignee's compliance with the terms of the SDG Contract assigned hereunder.

     6. ASSIGNMENT AND ASSUMPTION UPON TERMINATION. Upon any termination of this Assignment, the parties agree that such termination shall have the following effect, without any other action required by Assignor or Assignee:

          (a) Assignee shall assign, transfer, convey and deliver to Assignor the rights of Assignor under the SDG Contract that are assigned to Assignee hereunder, effective on the date of termination of this Assignment; and

          (b) Assignor shall assume and shall be bound by all of the obligations, terms and covenants set forth in the SDG Contract to be observed and performed by Assignor and that were assumed by Assignee hereunder, effective on the termination of this Assignment.

     7. INDEMNIFICATION. Assignor hereby agrees to indemnify and hold
Assignee harmless from any and all claims, demands, damages, costs, losses, expenses, liabilities and obligations of any kind or nature whatsoever (including reasonable attorney's fees incurred by Assignee) incurred by Assignee as a result of any breach by Assignor of any warranty, representation, covenant or agreement of Assignor contained in this Assignment or the failure of Assignor to fulfill its obligations pursuant to the SDG Contract prior to the Effective Date. Assignee agrees to indemnify and hold Assignor harmless from any and all claims, demands, damages, costs, losses, expenses, liabilities and obligations of any kind or nature whatsoever including reasonable attorneys fees incurred by Assignor) incurred by Assignor as a result of the breach by Assignee of any covenant or agreement of Assignee contained in this Assignment or the failure of Assignee to fulfill its obligations pursuant to the SDG Contract arising from and after the Effective Date.

     8. ATTORNEYS' FEES. Should either party to this Assignment bring suit for the breach of a promise, covenant, warranty or representation hereunder, it is agreed that the successful party in such suit shall be entitled, in addition to recovering any damages sustained thereby, to recover such party's expenses, including court costs and reasonable attorneys' fees as part of the judgment or other settlement. Expenses and attorneys' fees include those incurred prior to the initiation of suit and those incurred in connection with proceedings in courts of original jurisdiction and courts of appeal.

     9. BINDING EFFECT. This Assignment shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

     10. GOVERNING LAW AND VENUE. This Assignment shall be governed by, and construed in accordance with, the laws of the State of Florida, and venue for any legal proceeding or action at law arising out of or construing this Assignment shall lie in the state courts of Alachua County, Florida, or the United States District Court for the Northern District of Florida, Gainesville Division.

     IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be executed as of the date and year first above written.

Signed, sealed and delivered
in the presence of:                     "Assignor"

                                        UNIVERSITY OF FLORIDA ORTHOPAEDIC
                                        TISSUE BANK, INC., d/b/a UNIVERSITY OF
                                        FLORIDA TISSUE BANK, INC., a Florida not-for-
                                        profit corporation

/s/ Kathleen Davis                      By: /s/ F. P. Glowczewskie, Jr.
-------------------------                   -------------------------------------------
                                            Frank P. Glowczewskie, Jr., Chairman of the
                                            Board

/s/ John D. Callahan
-------------------------

                                        "Assignee"

                                        REGENERATION TECHNOLOGIES, INC., a
                                        Florida for-profit corporation


/s/ Kay B. Lopez                        By: /s/ Peter F. Gearen
-------------------------                   -------------------------------------------
                                            Peter F. Gearen, President

/s/ James S. Gantler
-------------------------

                              CONSENT TO ASSIGNMENT

            The undersigned hereby consents to the assignment in the above ASSIGNMENT AND ASSUMPTION OF MANAGEMENT SERVICES AGREEMENT, as required by
Section 7.9 of the Management Services Agreement.

                                       SOFAMOR DANEK GROUP, INC.


                                       By: /s/ Mark D. LoGuidice
-----------------------------              -------------------------------------
                                           Name: Mark D. LoGuidice
                                           Title: Executive Vice President
-----------------------------

----------
 APPROVED
   AS TO    /s/ [ILLEGIBLE]
LEGAL FORM
----------
----------

                                  EXHIBIT "A"

1. "Diaphysial Cortical Dowel," invented by Nicholas E. Grivas and James M. Grooms, Docket No. TB-100, U.S. Patent Application S/N 08/587,070, dated January 16, 1996, subject to that certain Management Services Agreement by and between UFTB and Sofamor Danek Group, Inc., dated effective July 23, 1996, as amended April 21, 1997 (the "SDG Contract"), and subject to that certain Processing License Agreement by and between UFTB and AlloSource, Inc., dated January 1, 1997;

2. "Bone Paste", invented by John F. Wironen and James M. Grooms, Docket No. TB-101, U.S. Patent Application S/N 08/816,079, dated March 13, 1997, subject to that certain Agreement by and between UFTB and Exactech, Inc. dated effective April 22, 1997, which is also owned by the University of Florida (the "University");

3. "Cortical Bone Interference Screw," invented by James M. Grooms, Kevin Carter and David H. Dulebohn, Docket No. TB-102, U.S. Patent Application S/N 08/687,018, dated July 16, 1996, subject to the SDG Contract;

4. "Open Intervertebral Spacer," invented by John R. Bianchi, Kevin C. Carter, Bradley T. Estes, Larry Boyd and John A. Pafford, Docket No. TB-103, U.S. Patent Application S/N not available, dated June 3, 1997, subject to that certain Joint Ownership Agreement, between UFTB and Danek Medical, Inc., dated June 12, 1997, and the SDG Contract;

5.  "Cortical Bone Cervical Smith-Robinson Fusion Implant," invented by James
    M. Grooms, Kevin C. Carter, David H. Dulebohn and Tom Sander, Docket No. TB-104, U.S. Patent Application S/N 08/920,630, dated August 27, 1997, subject to the SDG Contract;

6. "Segmentally Demineralized Bone Implant," invented by James M. Grooms, Kevin C. Carter and Thomas W. Sander, Docket No. TB-105, U.S. Patent Application S/N 08/958,364 filed October 27, 1997;

7.  "Cervical Tapered Dowel," Docket No. TB-106, subject to the SDG Contract;

8. "Bone Grafting Units," U.S. Patent No. 4950296, issued August 21, 1990 to Jonathan L. McIntyre, and assigned to UFTB on September 27, 1997.